                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to the Registration Statement on Form N-4 (the "Registration Statement") of our report dated February 7, 2003, relating to the financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 20, 2003, relating to the financial statements of New York Life Insurance and Annuity Corporation MFA Separate Accounts I and II, which appear in such
Statement of Additional Information. We also consent to the references to us under the headings "Financial Statements" and "Condensed Financial Information" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

New York, New York
April 8, 2003